Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
Leslie Gordon	For More Information Contact:
Chief Financial Officer	Joe Crivelli
(856) 228-6700	(610) 649-3604

For Immediate Release

A.C. Moore’s First Quarter Sales Increase 21%, Comp Stores Up 9.4%

Expects to beat consensus earnings estimates

Blackwood, New Jersey, April 8, 2004 – A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) reported today sales of $111.5 million for the first quarter ended March 31, 2004, an increase of 21% over sales of $92.0 million during the first quarter of 2003. Same store sales increased by 9.4% compared to a same store sales decrease of 2% in the first quarter of 2003.

Jack Parker, Chief Executive Officer, stated, “We are pleased with our first quarter sales performance which was the result of our merchandising programs. Additionally, we benefited from positive weather conditions versus last year. Based on these results, we are now estimating our first quarter earnings to be in the range of $0.04 to $0.06 per share. This is calculated after including $0.05 per share reflecting the previously announced impact of our change in accounting for cooperative advertising pursuant to Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received by a Vendor”. Without the change, our earnings would be projected as $0.09 to $0.11 per share.

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First quarter earnings and an update for our full year outlook will be released on April 21, 2004 and the company will host a conference call at 5:00 PM that evening to discuss the financial results in detail. To participate, please call 1-973-317-5319. If you are unable to access the live call, please dial 1-973-709-2089 and enter pin number 349429 to access the taped digital replay. The replay will be available at approximately 7:00 p.m. on April 21st and will remain available until Wednesday, April 28th at 11:59 p.m. Eastern Standard Time.

A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to “Investor Relations” and click on “Corporate Profile.” To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company’s website until April 21, 2005.

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 84 stores in the eastern United States.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF issue 02-16 customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company's Securities and Exchange Commission filings.

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